Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement No. 333-190730 on Form S-4 of our reports dated May 23, 2013, relating to the consolidated financial statements of Spartan Stores, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended March 30, 2013 and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

Grand Rapids, Michigan

September 24, 2013